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                                                                   Exhibit 23.02

                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Vitafort International Corporation;

We Consent to incorporation by reference in the registration statement on Form S-8 of Vitafort International Corporation of our report dated February 16, 1996, relating to the Consolidated balance sheets of Vitafort International Corporation and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of operations, stockholders's equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and the related schedule, which report appears in the December 31, 1995, annual report on Form 10-KSB of Vitafort International Corporation.



                                       KMPG PEAT MARWICK LLP


Los Angeles, California
May 20, 1996